Exhibit 99.1

CDW Corporation Announces Elimination of the Early Settlement Feature Relating to the Previously Announced Tender Offer and Consent Solicitation for All Outstanding Senior Unsecured Notes due 2015

Holders Must Still Tender by the March 7th Consent Date to Receive the Total Consideration

VERNON HILLS, Ill.--(BUSINESS WIRE)--March 4, 2011--CDW Corporation, a leading provider of technology solutions for business, government, education and healthcare, today announced that, in connection with the previously announced cash tender offer and consent solicitation by its wholly owned subsidiaries, CDW LLC and CDW Finance Corporation (collectively, the “Issuers”), for all of the Issuers’ outstanding $890,000,000 aggregate principal amount of 11.00% Senior Exchange Notes due 2015 (the “Senior Cash Pay Notes”) and all of their outstanding $316,974,000 aggregate principal amount of 11.50% / 12.25% Senior PIK Election Exchange Notes due 2015 (the “Senior PIK Election Notes,” and together with the Senior Cash Pay Notes, the “Senior Notes”), pursuant to the Issuers’ Offer to Purchase and Consent Solicitation Statement, dated as of February 22, 2011 (the “Offer to Purchase”), the Issuers are amending the terms of the tender offer and consent solicitation to eliminate the early settlement feature.

As a result of this change, all Senior Notes, if any, accepted for purchase by the Issuers will settle on the Final Settlement Date (as defined in the Offer to Purchase), and there will be no Early Settlement Date (as defined in the Offer to Purchase).

Except for the elimination of the Early Settlement Date, the Issuers are not amending or modifying any of the terms or conditions of the tender offer and consent solicitation described in the Offer to Purchase.

The tender offer is scheduled to expire at 5:00 p.m., New York City time, on March 22, 2011, unless extended or earlier terminated by the Issuers (such date and time, as the same may be extended or earlier terminated, the “Expiration Date”). The consent solicitation is scheduled to expire at 5:00 p.m., New York City time, on March 7, 2011, unless extended (such date and time, as the same may be extended, the “Consent Date”).

As disclosed in the Offer to Purchase, only holders of Senior Notes that validly tender (and do not validly withdraw) their Senior Notes on or prior to the Consent Date will be entitled to receive the total consideration, including both the applicable tender offer consideration and the applicable consent payment.

Senior Notes tendered may be withdrawn at any time on or prior to the Consent Date, but Senior Notes that are tendered and not validly withdrawn on or prior to the Consent Date may not be withdrawn, except in the limited circumstances described in the Offer to Purchase.

This announcement amends and supplements the Offer to Purchase solely as described herein. The terms and conditions of the tender offer and consent solicitation are more fully described in the Offer to Purchase. Holders of the Senior Notes are urged to read the Offer to Purchase, as amended and supplemented by this announcement, carefully.

J.P. Morgan Securities LLC is acting as the dealer manager and solicitation agent and D.F. King & Co., Inc. is the information agent and tender agent for the tender offer and consent solicitation. Requests for documents may be directed to D.F. King & Co., Inc. at (800) 290-6429 (toll-free) or (212) 269-5550 (collect). Questions regarding the tender offer or consent solicitation may be directed to J.P. Morgan Securities LLC at (800) 245-8812 (toll-free) or (212) 270-1200 (collect).

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are only being made pursuant to the terms of the Offer to Purchase, as amended or supplemented, including as amended hereby. The tender offer and consent solicitation are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of CDW LLC, CDW Finance Corporation, the dealer manager and solicitation agent, the information agent and tender agent, the trustee or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Senior Notes in the tender offer or deliver their consent to the proposed amendments.

About CDW

CDW is a leading provider of technology solutions for business, government, education and healthcare. CDW features dedicated account managers who help customers choose the right technology products and services to meet their needs. The company’s technology specialists offer expertise in designing customized solutions, while its advanced technology engineers assist customers with the implementation and long-term management of those solutions. Areas of focus include software, network communications, notebooks/mobile devices, data storage, video monitors, desktops and printers and solutions such as virtualization, collaboration, security, mobility, data center optimization and cloud computing. CDW was founded in 1984 and employs more than 6,200 coworkers.

CONTACT:
CDW Corporation
Investor Inquiries
Collin Kebo
Vice President, Financial Planning
(847) 419-6383
investorrelations@cdw.com